Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

BETWEEN

MORGAN M. SCHUESSLER, JR.

AND GLOBAL PAYMENTS INC. DATED AS OF MAY 1, 2007

Effective January 1, 2009, Global Payments Inc., a Georgia corporation (the “Company”), and Morgan M. Schuessler, Jr. (“Executive”) agree to amend the Employment Agreement (dated as of May 1, 2007) (the “Agreement”) between the parties as hereinafter set forth in order to clarify certain provisions of the Agreement and to comply with Section 409A of the Internal Revenue Code (the “Code”) and the regulations thereunder. The terms of this Amendment supersede any inconsistent terms in the Agreement. Words and phrases that are defined in the Agreement have the same meaning when used in this Amendment.

1. Section 7 is amended by adding a new section (f) at the end thereof, as follows:

“(f) Definition of Termination of Employment. For purposes of determining the time of payment of any amount hereunder in accordance with Section 409A, all references in this Agreement to termination of employment mean a separation from service as defined under Section 409A and the regulations thereunder. This provision does not prohibit the vesting of any amount upon a termination of employment, however defined.”

2. In Section 8(a), the clause “only if Executive executes a Release in substantially the form of Exhibit A hereto (the “Release”)” is amended to read as follows:

“only if Executive executes (and does not revoke) a Release in substantially the form of Exhibit A hereto (the “Release”) within 60 days of the Date of Termination”

3. Section 8(a)(iv) is amended to read as follows:

“(iv) for a period of eighteen (18) months after the Date of Termination, Executive shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay all premiums for such COBRA coverage for Executive and his covered dependents for the first nine (9) such months, provided, however, that the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment to the extent that such health care coverage is provided by the new employer, and”

4. Section 8(a)(vii) is amended to read as follows:

“(vii) all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to Section 8(a)(vi) above) shall remain exercisable through the earliest of (A) the original expiration date of the

Option, (B) the 90th day following the Date of Termination, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and”

5. In Section 8(b), the clause “only if Executive executes the Release” is amended to read as follows:

“only if Executive executes (and does not revoke) the Release within 60 days of the Date of Termination”

6. Section 8(b)(iii) is amended to read as follows:

“(iii) for a period of eighteen (18) months after the Date of Termination, Executive shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay all premiums for such COBRA coverage for Executive and his covered dependents for the first six (6) such months, provided, however, that the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment to the extent that such health care coverage is provided by the new employer, and”

7. Section 8(b)(iv) is amended to read as follows:

“(iv) all of Executive’s vested but unexercised Options as of the Date of Termination shall remain exercisable through the earliest of (A) the original expiration date of the Option, (B) the 90th day following the Date of Termination, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and”

8. In Section 8(c), the clause “only if Executive executes the Release” is amended to read as follows:

“only if Executive executes (and does not revoke) the Release within 60 days of the Date of Termination”

9. Section 8(c)(iv) is amended to read as follows:

“(iv) for a period of eighteen (18) months after the Date of Termination, Executive shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay all premiums for such COBRA coverage for Executive and his covered dependents for the first twelve (12) month period, provided, however, that the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment to the extent that such health care coverage is provided by the new employer, and”

10. Section 8(c)(vii) is amended to read as follows:

“(vii) all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to Section 8(c)(vi) above) shall remain exercisable through the earliest of (A) the original expiration date of the Option, (B) the 90th day following the Date of Termination, or (C) the date that is the 10th anniversary of the original date of grant of the Option; and”

11. Section 8(c)(viii) is amended by replacing “not later than 30 days after the Date of Termination” with:

“on the six (6) month anniversary of the Date of Termination”.

12. Section 8(d) is amended to read as follows:

“(d) Death, Disability, or Retirement. Upon the Date of Termination due to Executive’s death, Disability (as defined in Section 7(a)), or Retirement (as defined in Section 7(a)), (i) all grants of Restricted Stock held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination, (ii) all of Executive’s Options held by executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination, and (iii) the number of Performance Units earned shall be determined at the end of the Performance Cycle based on the actual performance as of the end of the Performance Cycle. All of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the forgoing sentence) shall remain exercisable through the earliest of (A) the original expiration date of the Option, (B) the 90th day following the Date of Termination or such longer period as specified in the plan document governing the applicable award, or (C) the date that is the 10th anniversary of the original date of grant of the Option. For a period of eighteen (18) months after the Date of Termination due to Executive’s death, Disability (as defined in Section 7(a)), or Retirement (as defined in Section 7(a)), Executive shall have the right to elect continuation of health care coverage under the Company’s group plan (if allowed by the plan) in accordance with “COBRA” provided the Executive shall pay the entire cost of such coverage. Except as set forth above and regardless of whether or not a Change in Control shall have occurred, if Executive’s employment is terminated by reason of Executive’s death, Disability or Retirement, this Agreement shall terminate without further obligations to Executive or his estate or legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(d) shall include, without limitation, and Executive or his estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination.”

13. Section 10(a) is amended by deleting the last sentence thereof and replacing it with the following:

“In that event, the cash Payments provided under this Agreement shall be reduced on a pro rata basis.”

14. Section 10 is amended by adding the following new paragraph (e) at the end thereof:

“(e) Notwithstanding anything in this Section 10 to the contrary, any Gross-Up payment to which the Executive is entitled under this Section 10 (including any gross-up provided under Section 10(c) as a result of payment of costs and expenses) shall be paid no earlier than the six (6) month anniversary of the Termination Date and no later than the end of Executive’s taxable year following the taxable year in which the related taxes are remitted. Any payment of costs or expenses relating to claims as described in Section 10(c) shall be made by the end of Executive’s taxable year following the taxable year in which the taxes that are the subject of the claim are remitted or, if no taxes are remitted, by the end of Executive’s taxable year following the year in which an audit relating to such claim is completed or there is a final and nonappealable settlement or other resolution of the claim.”

15. Section 11 is amended by adding the following at the end thereof:

“Any costs or expenses that otherwise meet the requirements for reimbursement under this Section 11 shall be reimbursed within 60 days of submission by Executive for a request for reimbursement, but in no event later than the last day of Executive’s taxable year following the taxable year in which the Executive becomes entitled to such reimbursement by reason of being successful on at least one material issue (provided a request for reimbursement has been made).”

16. Section 15 is revised to read as follows:

“15. Rabbi Trust. In order to ensure the payment of the severance benefit provided for in Section 8(c)(ii) and (iii) of this Agreement, immediately following the commencement of any action by a third party with the aim of effecting a Change in Control of the Company, or the publicly-announced threat by a third party to commence any such action, the Company shall fully fund through the Global Payments Inc. Benefit Security Trust, or similar “rabbi trust,” the amount of the severance payment that would have been paid to Executive under Section 8(c)(ii) and (iii) if the Date of Termination had occurred on the date of commencement, or publicly-announced threat of commencement, of such action by the third party. Amounts shall be paid to Executive from such trust as provided under this Agreement and the trust. The right of Executive to receive payments under this Agreement shall be an unsecured claim against the general assets of the Company and Executive shall have no rights in or against any specific assets of the Company.”

17. Section 17 is amended by adding a new section (h) at the end thereof, as follows:

“(h) Section 409A. This Agreement is intended to comply with Section 409A of the Code and applicable regulations. The Agreement shall be interpreted in such a way so as to comply, to the extent necessary, with Section 409A and the regulations thereunder.”

EXECUTIVE:		GLOBAL PAYMENTS INC.

/s/ Morgan M. Schuessler		By:	/s/ Suellyn P. Tornay
Morgan M. Schuessler, Jr.
		Name:	Suellyn P. Tornay

Date:	January 1, 2009	Title:	EVP and General Counsel

		Date:	January 1, 2009